As filed with the Securities and Exchange Commission on May 17, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SiteOne Landscape Supply, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-4056061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Mansell Overlook, 300 Colonial Center Parkway, Suite 600

Roswell, GA 30076

(770)-255-2100

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

SITEONE LANDSCAPE SUPPLY, INC. 2016 OMNIBUS EQUITY INCENTIVE PLAN

AMENDED AND RESTATED SITEONE LANDSCAPE SUPPLY, INC. STOCK INCENTIVE PLAN

(Full title of the plan)

L. Briley Brisendine, Jr.

Executive Vice President, General Counsel and Secretary

SiteOne Landscape Supply, Inc.

Mansell Overlook, 300 Colonial Center Parkway, Suite 600

Roswell, GA 30076

(770) 255-2100

(Name, address and telephone number of agent for service)

With copies to:

Meir D. Katz, Esq.

Peter J. Loughran, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan	Common Stock, par value $0.01 per share	2,990,499	$6.50 (2)	$19,438,243.50	$1,957.43
SiteOne Landscape Supply, Inc. 2016 Omnibus Equity Incentive Plan	Common Stock, par value $0.01 per share	2,000,000	$26.23 (3)	$52,460,000	$5,282.73

(1)	The number of shares being registered represents (a) the shares underlying option awards outstanding under the Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan, as amended (the “STIP”), and (b) shares reserved for issuance pursuant to future awards under the SiteOne Landscape Supply, Inc. 2016 Omnibus Equity Incentive Plan (the “Omnibus Equity Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the STIP or the Omnibus Equity Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $6.50 per share of the Registrant’s Common Stock, which is the weighted average exercise price of the outstanding option awards under the STIP.
(3)	Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $26.23 per share of the Registrant’s Common Stock, which is based on the average of the high sales price and low sales price per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 12, 2016.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows SiteOne Landscape Supply, Inc. (“us”, “we” or the “Company”) to “incorporate by reference” into this Registration Statement information we file with the Commission in other documents. This means that we can disclose important information to you by referring to another document we filed with the Commission.

We incorporates by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(1)	the Company’s prospectus filed with the Commission on May 12, 2016 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-206444);

(2)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-37760) filed with the Commission on May 2, 2016

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

SiteOne Landscape Supply, Inc. is incorporated under the laws of the state of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL.

Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Our Second Amended and Restated Certificate of Incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Our Second Amended and Restated Certificate of Incorporation will contain such a provision.

Indemnification Agreements

The Company and its subsidiaries are parties to indemnification agreements with CD&R Landscapes Holdings, L.P., and Deere & Company, pursuant to which the Company and its subsidiaries agreed to indemnify such entities and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of certain consulting agreements, securities offerings by us and certain other claims and liabilities.

In connection with our initial public offering, we entered into indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our Second Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, Georgia, on May 17, 2016.

SiteOne Landscape Supply, Inc.

By:	/s/ Briley Brisendine
	Name:	Briley Brisendine
	Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 17, 2016 by the following persons in the capacities indicated.

Signature	Title

* Doug Black	Chief Executive Officer (Principal Executive Officer), Director

* John T. Guthrie	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

* Paul S. Pressler	Chairman

* Kenneth A. Giuriceo	Director

* John Lagemann	Director

* Wes Robinson	Director

* David H. Wasserman	Director

* Jack L. Wyszomierksi	Director

* William W. Douglas, III	Director

* By:	/s/ Briley Brisendine
Briley Brisendine as Attorney-in-Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

3.1	Second Amended and Restated Certificate of Incorporation of SiteOne Landscape Supply, Inc.

3.2	Second Amended and Restated By-laws of SiteOne Landscape Supply, Inc.

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1)(No. 333-206444).

5.1	Opinion of Debevoise & Plimpton LLP.

10.1	Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan.

10.2	Amendment no. 1 to the Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.